EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Akers Biosciences, Inc., a New Jersey Corporation (the “Company”), and Raymond F. Akers, Jr. (“Employee”) and is effective as of this 12th day of January, 2011

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Chairman of the Board; and

WHEREAS, Employee desires to accept such employment upon the terms set forth in the Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.          Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing on the date hereof for the Term (as defined below), in the position and with the duties and responsibilities set forth in Section 3.1 below, and upon the other terms and subject to the conditions hereinafter stated;

2.          Terms. Except as otherwise specifically provided in Section 7 below, the term of the Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”), and shall continue until the third (3rd) anniversary of the date hereof, subject to the terms and conditions of the Agreement.

3.          Position. Duties. Responsibilities and Services

3.1           Position. Duties and Responsibilities. During the Term, Employee shall serve as Chairman of the Board (Executive Chairman) and shall be responsible for the duties attendant to such offices which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the “Board”). Employee shall be subject to the supervision and control of the Board and the provisions of the By-Laws of the Company,

3.2           Services to be provided. During the Term, Employee shall: (i) devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries and division, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company’s operational policies, procedures and practices from time to time in effect during the Term. The Agreement shall not be construed as preventing Employee from engaging in charitable and community affairs, serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 10 below as such obligations are interpreted by the Board and provided that such activities do not materially interfere with the performance of his duties and responsibilities enumerated within the Agreement.

4.          Compensation

4.1           Base Salary. Employee shall be paid a base salary (the “Base Salary”) at an annual rate of three hundred fifty thousand dollars ($350,000), payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be reviewed by the Board on or before each anniversary of the Effective Date during the Term, with such reviews to commence at the end of 2011, and shall be subject to increase in the discretion of the Board taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase, if any, shall be effective on each anniversary of the Effective Date during the Term commencing 2012, but shall not be less than the amount referenced above.

4.2           Incentive Compensation. Employee shall be entitled to participate in all bonus and incentive compensation plans made available to executive officers of the Company.

5.          Employee Benefits

5.1           Benefit Program. During the Term, Employee shall be entitled to participate in and receive benefits made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pensions and other retirement plans, hospitalization, surgical, dental, major medical coverage and short and ling term disability.

5.2           Vacation. During the Term, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with his position a an executive officer of the Company, but in no event less than four (4) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Vacation days may be accumulated from year to year only with the approval of the Company. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

5.3           Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $650.00 plus insurance to pay for the costs associated with Employee’s local transportation expenses.

6.          Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company’s expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under the Agreement.

7.          Consequences of Termination of Employment

7.1           Death. In the event of the death of Employee during the Term, Employee’s employment hereunder shall be terminated as of the date of his death and Employee’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Employee (collectively, the “Estate”) shall be paid, Employee’s unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section 7.1 shall be otherwise payable as set forth in Section 4.2 above. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company’s’s benefit programs and plans.

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7.2           Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapability (whether physical, mental, emotional or psychological) for a period of either: (i) ninety (90) consecutive days, or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days prior written notice. If Employee’s employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee’s unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 7.1 above.

7.3           Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee’s employment under the Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the termination occurs. The term “Cause”, as used herein, shall mean: (i) the entering of a plea of guilty or nolo contendre to or the conviction of Employee for a felony or any other criminal act involving moral turpitude. For purposes of this Section 7.3, no act shall be considered willful unless done or admitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that prior to the termination of the Agreement for a basis set forth in Sections 7.3(i) or 7.3(ii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and 30 calendar days to cure such breach to the satisfaction of the Board.

7.4           Termination of Employment Other than for Cause. Death or Disability

(a)          Termination. The Agreement may be terminated: (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by the Employee at any time and for any reason, or (iii) upon the expiration of the Term.

(b)          Severance and Non-Competition Payments

(1)         If the Agreement is terminated by Company, including a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay the Employee a severance and non-competition payment equal to the sum of an amount equal to the Base Salary for the remainder of the Term plus an amount equal to the Bonus Compensation earned by the Employee in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of months remaining in the Term. Such severance and noncompetition payment shall be in equal monthly installments commencing of the first day of the month following termination and shall continue for the remainder of the Term.

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(2)         For purposes of the Agreement, a “change in control” of the Company shall be deemed to have occurred upon the occurrence of any of the following events: (a) a majority of the directors elected at any annual or special meeting of stockholders or by stockholder consent are not individuals nominated by the Company’s incumbent Board of Directors; (b) any “person” (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Employee, or any group of which the Employee is a member (within the meaning of Rule 13d- 1(f) of the Rules and Regulations promulgated under the 1934 Act), or an “Affiliate” or “Associate” (as such terms are defined in Rule 405 of the Rules and regulations promulgated under the Securities Ace of 1933, as amended) thereof becomes a beneficial owner (as defined in Section 13(d)(3) of the 1934 Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the Company’s then outstanding securities having the right to vote for the election of directors or all or substantially all of the assets of the Company or commencement (within the meaning of Rule 14d-2 of the Rules and Regulations promulgated under the 1934 Act) of a “tender offer” for capital stock of the Company subject to Section 14(d)(2) of the 1934 Act by any person (as defined above) other than the Employee or any group of which the Employee is a member.

(3)         For purposes of the Agreement, “Constructive Termination” shall be deemed to have occurred upon: (i) the removal of Employee from or a failure of Employee to continue as Chairman of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such position(s), or (iii) the material breach by the Company of the Agreement and in any such case, the Employee does not agree to such change and elects to terminate its employment.

(4)         In the event of a termination of employment by the Company (including a Constructive Termination) following a change in control of the Company, the Company shall pay the Employee a severance and non-competition payment equal to 2.99 times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in the lump sum on the first day of the month following the termination. In addition, all warrants and options which have been delivered to the Employee pursuant to Section 4.3 shall be delivered to Employee as of the date of such change in control.

(5)         If Employee terminates his employment voluntarily prior to the expiration of the Term, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the voluntary termination occurs.

(6)         The Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under the Agreement by seeking other employment or otherwise.

7.5          Continued Maintenance of Benefit Plans and Payments and Benefits. Not withstanding anything to the contrary contained in this Agreement, unless the Employee is terminated pursuant to Sections 7.1 or 7.3 hereof, the Company shall, to the extent reasonably available and on terms substantially similar to those available on the date of termination, maintain in full force and effect, for the continued benefit of the Employee for the number of months remaining in the Term, all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination provided that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee’s participation of any such plan or program is barred, the Company shall arrange to provide the Employee with benefits substantially equivalent to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

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8.          Registration Rights. The Company shall be under obligation to perform a single shelf registration of the Employee.

9.          Confidential Information

9.1           The Employee agrees not to use, disclose or make accessible to any other person, a partnership, corporation of any other entity any Confidential Information (as defined below) pertaining to the business of the Company except: (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislature body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, “Confidential Information” shall mean nonpublic information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, techniques, processes, methods, trade secrets, marketing plans and other nonpublic, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event the Employee’s employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

9.2           The Employee agrees that any and all writings, inventions, improvements, processes, procedures and techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications and procedures and techniques regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefore and can secure such copyright or patent wherever possible, as well as reissues, renewals and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional of special compensation or reimbursement regarding any and all such writings inventions, improvements, processes, procedures and techniques.

9.3           The Employee and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances and further agree that if in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this Section 9 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee for any court having jurisdiction over the matter, restraining any further violation of this Section 9.

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9.4           The provisions of this Section 9 shall extend for the Term and at all times thereafter.

10           Non-Competition: Non-Solicitation.

10.1         The Employee agrees that during the Non-Competition Period (as defined in Section 10.4 below), without the prior written consent of the Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company (currently the development, manufacture and sale of diagnostic medical devices - i.e. medical testing devices) including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

10.2         During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six months immediately preceding such date of hiring or solicitation.

10.3         The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 10 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any other violation of this Section 10.

10.4         The provisions of this Section 10 shall extend for the Term and survive the termination of the Agreement of one year from the date of such termination (herein referred to as the “Non- Competition Period”).

11.         Indemnification. the Employee shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Corporation’s Articles of Incorporation and Bylaws, and if not set forth therein, to the maximum extent available under the laws of the Corporation’s state of incorporation.

12.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one (1) day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

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To the Company:	Akers Biosciences, Inc., 201 Grove Road, Thorofare, NJ 08086

Telephone:          (856) 848-8698

Facsimile:            (856) 848-0269

Attention:           Each member of the Board of Directors

To Employee:	Raymond F. Akers, Jr.

171 Essex Avenue

Sewell, NJ 08080

Telephone:          (856) 468-5886

a.          13.         Entire Agreement. The Agreement contains the entire Agreement between the parties hereto with respect to the matters contemplated herein. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

14.         Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. “Successors and Assigns” shall mean, in the case of the Company, a successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company.

15.         No Assignment. Except as contemplated by Section 14 above, the Agreement shall not be assignable or otherwise transferable by either party.

16.         Amendment of Modification: Wavier. No provisions of the Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing signed by Employee and by a officer of the Company thereunto duly authorized. Except as otherwise specifically provided in the Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

17.         Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of the Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provisions hereof or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorney’s fees and disbursements.

18          Governing Law. The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the internal laws of the State of New Jersey, without regard to its conflicts of law rules.

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19.         Titles. Titles to the Section in the Agreement are intended solely for convenience and no provision of the Agreement is to be construed by reference to the title of and Section.

20.         Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one Agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

21.         Severability. Any term or provision of the Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms and provisions of the Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed Agreement as of the day and year first set forth above.

AKERS BIOSCIENCES, INC.		RAYMOND F. AKERS, JR.

	/s/ Edward Mulhare	/s/ Raymond F. Akers, Jr.
By:	Edward Mulhare
Director
Chairman – Compensation Committee

/s/ Thomas A. Nicolette
By:	Thomas A. Nicolette
Director

/s/ ANNA MARIE ARZILLO
ANNA MARIE ARZILLO
NOTARY PUBLIC OF NEW JERSEY
Commission Expires 2/8/2013

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August 2, 2013

Raymond F. Akers, Jr.

171 E. Essex Avenue

Sewell, NJ 08080

Re:	Employment Agreement

Dear Ray:

Reference is made to that certain employment agreement entered into by and between Akers Biosciences, Inc. (the “Company”) and you, effective as of January 12, 2011 (the “Employment Agreement”). It has recently come to our attention that there is an error in the formula for calculating the severance and noncompetition payment amount set forth in Section 7.4(b)(1) of the Employment Agreement, and pursuant to such error, the annual bonus component of such severance and non-competition payment amount is not properly prorated, as the parties had originally intended.

In interpreting the Employment Agreement, Section 7.4(b)(1) should be read (in its entirety) as follows:

If the Agreement is terminated by the Company, including a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay the Employee a severance and non-competition payment equal to the sum of (i) an amount equal to the Base Salary for the remainder of the Term, plus (ii) an amount equal to the Bonus Compensation earned by the Employee in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of months remaining in the Term divided by twelve. Such severance and non-competition payment shall be in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Term.

Akers Biosciences, Inc. • 201 Grove Road, Thorofare, New Jersey 08086 USA • Telephone (856) 848-8698 • Fax (856) 848-0269 • www.akersbiosciences.com

Additionally, the parties hereby agree that Section 8 of the Employment Agreement related to registration rights is hereby void.

Please execute below and return this letter to the Company to acknowledge that the interpretations set forth above are accurate and to confirm your agreement that such interpretation shall be applicable, if appropriate, going forward. All other terms of the Employment Agreement remain valid.

Very truly yours,

/s/ Thomas A. Nieolette
Thomas A. Nieolette
CEO

AGREED AND ACKNOWLEDGED:

/s/ Raymond F. Akers, Jr.
Raymond F. Akers, Jr.

Akers Biosciences, Inc. • 201 Grove Road, Thorofare, New Jersey 08086 USA • Telephone (856) 848-8698 • Fax (856) 848-0269 • www.akersbiosciences.com